                                  EXHIBIT 3.14

                TAYLOR PRODUCTION SERVICES COMPANY, L.P. LIMITED
                              PARTNERSHIP AGREEMENT

                    TAYLOR PRODUCTION SERVICES COMPANY, L.P.

                          LIMITED PARTNERSHIP AGREEMENT

          THIS LIMITED PARTNERSHIP AGREEMENT (this "Agreement") is entered into by and between Taylor Publishing Company, a Delaware corporation, as general partner (the "General Partner"), and Insilco Corporation, a Delaware corporation, as limited partner (the "Initial Limited Partner").

          The General Partner and the Initial Limited Partner hereby form a limited partnership (the "Partnership") pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (Title 6, Chapter 17, of the Delaware Code), as amended from time to time (the "Act"), and hereby agree as follows:

          1. NAME. The name of the Partnership is Taylor Production Services Company, L.P.

          2. PURPOSE. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

          3. TERM. The term of the Partnership shall begin upon the effective date of the Certificate of Limited Partnership filed with the Delaware Secretary of State and shall continue in existence until December 31, 2048, unless its existence is sooner terminated pursuant to Section 8 of this Agreement.

          4. REGISTERED OFFICE. The address of the registered office of the Partnership in the State of Delaware is: Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

          5. REGISTERED AGENT. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is: Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

          6. PARTNERS. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

             General Partner:

                  Taylor Publishing Company
                  1550 West Mockingbird Lane
                  Dallas, Texas 75235

             Initial Limited Partner:

                  Insilco Corporation
                  425 Metro Place North
                  Fifth Floor
                  Dublin, Ohio  43017

          7. POWERS. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

          8. DISSOLUTION. The Partnership shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the expiration of the period fixed for its duration in Section 3 hereof (b) all of the partners of the partnership shall have approved such dissolution in writing; (c) an event of withdrawal of the General Partner shall have occurred under the Act; or (d) an entry of a decree of judicial dissolution shall have occurred under Section 17-802 of the Act; PROVIDED, HOWEVER, that the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner if (i) at the time of such event of withdrawal, there is at least one other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one or more additional general partners of the Partnership.

          9. CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS. As of the date hereof, the General Partner has contributed certain assets as set forth on Exhibit A attached hereto and incorporated by reference herein to the Partnership and shall receive a partnership interest of 99% therefor. The parties agree that the book value of such assets as of the date hereof shall be determined by the internal accountants of the Initial Limited Partner as soon as practicable after the date hereof and that, upon such determination, the Initial Limited Partner shall contribute cash to the Partnership in an amount equal to the value of the assets contributed by the General Partner, as so determined, divided by 99, and that Initial Limited Partner shall receive a partnership interest of 1% therefor.

          10. ADDITIONAL CONTRIBUTIONS. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

          11. ALLOCATION OF PROFITS AND LOSSES. The Partnership's profits and losses shall be allocated to the partners in proportion to their partnership interests in the Partnership and shall include all items of income, gain, loss, deduction, credit or other items affecting the capital accounts under the Regulations promulgated under Section 704 of the Internal Revenue Code of 1986, as amended, and otherwise in accordance with generally accepted accounting principles and procedures applied in a consistent manner.

          12. DISTRIBUTIONS. Distributions shall be made to the partners of the Partnership at such times and in such amounts as determined by the General Partner. Such distributions when made shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

          13. ASSIGNMENTS OF PARTNERSHIP INTERESTS; WITHDRAWALS FROM THE PARTNERSHIP. Any partner may assign all or any part of its partnership interests in the Partnership and may withdraw from the Partnership at any time without the consent of the General Partner or any other general or limited partner of the Partnership.

          14. ADMISSION OF ADDITIONAL OR SUBSTITUTE PARTNERS.

              (a) One or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

              (b) One or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

          15. LIABILITY OF INITIAL LIMITED PARTNER. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

          16. GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Partnership Agreement effective as of the______ day of January, 1998.

                                      GENERAL PARTNER

                                      TAYLOR PUBLISHING COMPANY

                                      By:  /s/ Kenneth H. Koch
                                           -------------------------------------
                                           Kenneth H. Koch, Vice President

                                      INITIAL LIMITED PARTNER:

                                      INSILCO CORPORATION

                                      By:  /s/ Kenneth H. Koch
                                           -------------------------------------
                                           Kenneth H. Koch, Vice President

                                    EXHIBIT A
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT

                    ASSETS CONTRIBUTED BY THE GENERAL PARTNER

          All of the "Assets," as such term is defined in a certain General Conveyance and Assumption Agreement dated as of January 2, 1998, between Taylor Publishing Company and Taylor Production Services Company, L.P.